Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Employment Agreement with Bradley I. Meier and to the incorporation by reference therein of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of Universal Insurance Holdings, Inc. and the effectiveness of internal control over financial reporting of Universal Insurance Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Blackman Kallick, LLP
Blackman Kallick, LLP

Chicago, Illinois

November 22, 2010